Exhibit 99.1

                            Explanation of Responses
                            ------------------------

(1) This Form 3 is filed on behalf of Kenneth H. Shubin Stein, MD, CFA, an individual ("Dr. Shubin Stein"), Spencer Capital Management, LLC, a Delaware limited liability company ("SCM"), Spencer Capital Opportunity Fund, LP, a Delaware limited partnership ("SCF"), Spencer Capital Partners, LLC, a Delaware limited liability company ("SCP"), Spencer Capital Offshore Opportunity Fund, Ltd., a Cayman Islands exempted company ("SCOF"), Spencer Capital Offshore Partners, LLC, a Delaware limited liability company ("SCOP"), and Columbia Avenue Capital LLC, an Oklahoma limited liability company ("CAC", and together with Dr. Shubin Stein, SCM, SCF, SCP, SCOF and SCOP, collectively, the "Reporting Persons"). SCM is an investment management firm and is the investment manager of SCF and SCOF. SCF is a private investment partnership. SCP serves as the general partner of SCF. SCOF is a Cayman Islands exempted company which invests in securities. SCOP serves as the management company of SCOF. CAC is a pooled investment vehicle. Dr. Shubin Stein is the controlling person of SCM, SCF, SCP, SCOF and SCOP and a portfolio manager of CAC. The Reporting Persons may be deemed to be members of a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that owns more than 10% of the outstanding common stock, par value $0.001 per share ("Common Stock"), of Intrado, Inc., a Delaware corporation (the "Company").

(2) As of the date of this filing, (i) SCF owned 644,879 shares of Common Stock, (ii) SCOF owned 472,455 shares of Common Stock and (iii) CAC owned 65,150 shares of Common Stock. By reason of the provisions of Rule 16a-1 of the Exchange Act and the relationship of the Reporting Persons with each other, (i) Dr. Shubin Stein may be deemed to be the beneficial owner of an indeterminate portion of 1,182,484 shares of Common Stock, (ii) SCM may be deemed to be the beneficial owner of an indeterminate portion of 1,117,334 shares of Common Stock, (iii) SCF and SCP may be deemed to be the beneficial owners of an indeterminate portion of 644,879 shares of Common Stock, (iv) SCOF and SCOP may be deemed to be the beneficial owners of an indeterminate portion of 472,455 shares of Common Stock and (v) CAC may be deemed to be the beneficial owner of an indeterminate portion of 65,150 shares of Common Stock. Each of the Reporting Persons disclaims beneficial ownership of all shares of the Common Stock, except to the extent of any direct or indirect pecuniary interest therein, and this Form 3 shall not be deemed an admission that any such person is a beneficial owner of the shares of Common Stock reported as beneficially owned herein for purposes of Section 16 of the Exchange Act or for any other purpose.